Exhibit 10.1

DISTRIBUTION AGREEMENT MADE AND ENTERED INTO IN THE CITY OF MONTREAL, PROVINCE OF QUEBEC WITH AN EFFECTIVE DATE OF MARCH 1st, 2006

BY AND BETWEEN:                  TELIPHONE INC., a body politic and corporate,
                                 duly incorporated according to law, having a place of business at 1080 Beaver Hall, suite
                                 1555, Montreal, Quebec, H2Z 1S8 herein
                                 represented by George Metrakos, President, duly authorized as he so declares,

                                 hereinafter referred to as "TELIPHONE"

AND: 9164-4898 Quebec Inc., also known as "BR Communications Inc.", a body politic and corporate duly incorporated according to law, having a place of business of at 811 Martin, St-Amable, QC, Canada J0L 1N0, herein represented by Benoit Ratthe, President, duly authorized as he so declares, hereinafter referred to as "DISTRIBUTOR"

                                 ________________________________________

                                    PREAMBLE

As per the effective date of this contract, this agreement replaces the previous agreement for distribution between Teliphone and MSBR Communications Inc. previously signed effective March 1, 2005. Upon execution, all previous rights, responsibilities and obligations associated with the Teliphone and MSBR Communications Inc. agreement become null and void. See reference "Agreement to transfer rights of Distribution of Teliphone Products and Services" between MSBR Communications Inc. and BR Communications Inc.

WHEREAS Teliphone is in the business of providing Voice Over Internet Protocol
(VoIP) service such that telephone communications may be effected through the use of wireless or wired high speed Internet and is an importer of the hardware devices required for delivery of the service (the "Product")

WHEREAS Distributor wishes to obtain an exclusive right to distribute to Residential and Business Clients the Product throughout the provinces of Quebec and Ontario (the "Territory") through Retail Outlets, telecommunications interconnection companies, other Resellers of goods and services in the telecommunications sector and Teliphone's web site on the terms and subject to the conditions herein contained.

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Whereas the parties wish to set forth their rights and obligations pertaining to the right of distribution of the product in the territory and have agreed to cause the product to be marketed in conformity with the terms and conditions as provided herein;

WHEREFORE THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1. The Preamble hereinabove stated shall form an integral part of the present Agreement as if recited herein at length;

2. Definitions

      2.1. BUSINESS CLIENTS: A business client is an end user of the Product and may be a moral person or partnership or association or company with limited liability who may require multiple telephone lines and other services which the normal private consumer would not be using.

      2.2. DISTRIBUTOR BACK-OFFICE: means an internet portal supplied by Teliphone where Teliphone Subscribers may gain access to all of their private records through the use of internet, such records emanating from Teliphone's central serving system which would allow a Distributor to determine what amounts and or information to determine whatever information that they're entitled to get within the agreements made with Teliphone.

      2.3. END USER: These are members of the public who elect to gain access to a device for telephone communication through the use of VoIP who are charged for the use of the product;

      2.4. FAIR MARKET VALUE: The price that would be agreed upon in an open and unrestricted market between fully-informed, knowledgeable and willing parties dealing at arm's length without constraint.

      2.4. INTERNET SALE: An internet sale occurs when a prospective customer whose principal address is within the Territory becomes a Teliphone Subscriber through the purchase of the Product via Teliphone's web site.

      2.5. PROMOTION MATERIAL: This is advertising information that may be made available through various means to identify the availability of VoIP products and services, and without limiting the generality of the nature of this material, it may include doorway stickers, posters, table tents, brochures, pamphlets, business cards, web portal, prepaid telephone service card, etc. wherein the logo of Teliphone may be displayed and promoted.


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      2.6.  RECURRING REVENUES: This is the revenue being received by Teliphone from the Teliphone Subscriber payable to Teliphone based on the services purchased from Teliphone

      2.7. RE-SELLER: a Re-Seller is a company or individual who will sell The Product in The Territory pursuant to authorization emanating from the Distributor

      2.8. RE-SELLER BACK-OFFICE: means an internet portal supplied by Teliphone where Teliphone Subscribers may gain access to all of their private records through the use of internet, such records emanating from Teliphone's central serving system which would allow a Re-Seller to determine what amounts and or information to determine whatever information that they're entitled to get within the agreements made with the Distributor.

      2.9. RETAIL OUTLETS: Means a commercial place of business selling electronic, computer, telecommunications and related accessories and services with permanent retail store frontage serving commercial enterprises and the consumer public whose purposes is to invite the general public to enter their premises in order to demonstrate and offer for sale products and services such that the product may be promoted in the Territory.

      2.10. SERVICES: Services include but are not limited to the voice and data services that can be purchased by the Teliphone subscriber in order to make and receive calls from various Teliphone Products.:

      2.11. SUBSCRIBER BACK-OFFICE: Means an internet portal supplied by Teliphone where Teliphone Subscribers may gain access to all of their private records through the use of internet, such records emanating from Teliphone's central serving system which allows the subscriber to instantly obtain copy of detailed record of calls, charges incurred to date, payments received by Teliphone from subscriber, and any other information that may from time to time be made available by Teliphone for the use by Subscriber

      2.12. TELIPHONE SUBSCRIBER: This is any End User of the Teliphone services in good payment standing who elects to complete or receive a telephone call using a telephone device which is being made available by Teliphone. Only Teliphone Subscribers whose principal location entered in their account as residing within the Territory will be considered in this agreement.


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      2.13. TERRITORY: Shall mean the Provinces of Quebec and Ontario.

      2.14. VoIP: Voice Over Internet Protocol consists of a form of voice communication through the use of high speed internet, wireless internet (wi-fi), router, gateway, portable and desktop communication devices

      2.15. WHOLESALER: A Re-seller which achieves a higher than usual amount of sales volume of hardware or services to their customers. Wholesalers typically offer direct support to their customers, as well as invoice their customers directly for services.

3. APPOINTMENT OF DISTRIBUTOR

      3.1. Teliphone appoints the Distributor as its exclusive distributor in the Territory for Sales through various distribution channels such as but not limited to:

            o     Retail Outlets

            o     Teliphone's web site

            o     Telecommunications Interconnection companies

            o Other re-sellers in the field of telecommunications products and services upon the terms and conditions herein set out and Distributor hereby accepts such appointment. This exclusivity appointment carries the following exceptions:

            o     Sales of Teliphone's products and services performed by:

                  o     Mobality Inc. (Ontario)

                  o     Dialek Telecom (Quebec)

                  o     Business wholesaler known as "GH" or Tel-Synergy

4. DETAILS OF SALES ACTIVITIES WITHIN THE TERRITORY

      4.1. Distributor acknowledges that as they sell the product, there is initially a substantial negative financial burden which is assumed by Teliphone, namely that Teliphone must apply inventory below its cost. Consequently, Teliphone reserves the right to decline or to accept any orders from Distributor if;

            a) It is not in the interest of Teliphone from an economic point of view, or;

            b) If the timing for the commencement of the business is inappropriate, Teliphone, its Distributor and, if necessary, an independent mediator will determine the appropriate timing, or;


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            c) If the Re-Seller is not deemed appropriate, Teliphone, its
            Distributor and, if necessary, an independent mediator will determine the appropriateness of the Re-Seller, or;

            d) if the credit worthiness of the Re-Seller is not considered to be appropriate, Teliphone reserving in its sole discretion to determine the appropriate credit credentials or; Teliphone must demonstrate inappropriate credit worthiness by means of credit verification services to Distributor.

            e) For any other commercial reason arising out of current market circumstances. Teliphone will demonstrate to Distributor the severity of the market circumstance which will necessitate such an action.

      4.2.  COMMISSION STRUCTURE:

            4.2.1. INTERNET SALES WITHIN THE TERRITORY. Distributor will be entitled to the 25% commissions on Recurring Revenues for all internet sales made within the Territory to Teliphone Subscribers whose principal address is within the Territory. Distributor will not receive any commissions on the hardware devices sold.

                  4.2.1.1. PROVISION FOR SALES OF TELIPHONE'S MOBILNATION

                  Distributor will receive 10% commissions on Recurring Revenues of MobilNation services sold on Teliphone's MobilNation website. Distributor will only begin to receive such commissions once Distributor has been successful in producing adequate levels of sales activity in the other segments in order to receive commissions. Both Teliphone and Distributor will jointly decide on when this adequate level of sales activity is achieved, whereby the pronunciation of the start date of receipt of commissions will not be unreasonably withheld by either party.

                  4.2.1.2. PROVISION FOR SALES OF LONG DISTANCE SERVICES

                  Distributor will receive 5% commissions on revenues relating to long distance services purchased by End-Users. These services are outside of monthly long distance rate plans and are long distance services purchased by End-Users in pre-paid increments and billed on a per minute of usage basis. The 5% commission will be paid once Teliphone receives the pre-paid increment.


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            4.2.2. RETAIL AND TELECOMMUNICATIONS INTERCONNECTION SALES WITHIN
                  THE TERRITORY.

            Distributor will receive 25% of recurring revenues which Distributor will utilize to pay commissions to itself and to its re-sellers. In the case when a desired total commission pay-out exceeds 25%, Teliphone reserves the right to agree or disagree to increase commissions paid on the proposed sale.

            Teliphone and Distributor will jointly decide on the pricing strategy of the hardware sold to re-sellers. Teliphone reserves the right to agree or disagree on any proposed sale price of hardware as per Schedule "A".

            Additional commissions may be paid to Distributor or Re-sellers, such as but not limited to Long Distance sales incentives, activation fees, etc. Teliphone and Distributor will jointly decide on pricing strategies for these commissions. Teliphone reserves the right to agree or disagree on any proposed sale price of hardware.

            4.2.3. WHOLESALER SALES WITHIN THE TERRITORY

            In the case of wholesale sales within the territory, Distributor will be entitled to a commission of 10% on monthly services sold.

5. RE-SELLERS / ASSIGNMENT

      5.1. Teliphone hereby grants to the Distributor the right to appoint persons or companies as its Re-Sellers of the Product, provided however that the appointment by the Distributor of one or more Re-Sellers shall not relieve the Distributor of its obligations hereunder. Teliphone shall be requested in writing for its consent for such appointment, which consent will not be unreasonably withheld.

6. REQUIRED TELIPHONE SUBSCRIBER SALES

      6.1. Distributor shall, on a best effort basis, cause sales to occur to Teliphone Subscribers by achieving End User activations.

      6.2. It is understood by both parties that there are many external factors that may influence sales objectives, such as competitive activity, amounts of investment in branding and promotion, inventory considerations for opening up new retailers, area code availabilities within Teliphone's ability to cover the Territory, etc. As a result, quantities related to objectives in 6.1. above will be established based on a marketing plan produced by both Parties during the month of January of each year.


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

      6.3. Distributor hereby warrants and represents that it hereby agrees to the pricing as set by Teliphone.

7. RESPONSIBILITIES OF TELIPHONE

      7.1. Teliphone will, on a best effort basis, ensure that it supplies to Distributor and its Re-Seller network, within reasonable lead times befitting the product or service offering, all products and services as ordered and required by Distributor or its Re-Sellers in order for it to deliver on its responsibilities as outlined in section 6 above.

8. SHIPPING AND PAYMENT ARRANGEMENTS

      8.1. Products will be shipped direct to the Re-Seller upon receipt by Teliphone of the Distributor's purchase order. The product shall be sold F.O.B. Teliphone's warehouse. Distributor and Teliphone may choose to develop different methods in order to increase the efficiency of the hardware fulfillment process. Both parties will work together to identify the most cost effective methods to fulfill Re-Seller orders and as such, fulfillment procedures may change over time.

            8.1.1. Terms of payment will be COD.

      8.2. Teliphone will pay Distributor all commissions within 15 days of month end.

9. RESPONSIBILITIES OF THE DISTRIBUTOR

The distributor agrees that during the term of this Agreement, it shall:

      9.1. Comply and cause all its Re-Sellers or parties appointed by it to comply with all applicable laws in the Territory relating to the advertising, distribution and sale of Products and with the terms and conditions of this Agreement.

      9.2. Request approval from Teliphone on all marketing and promotional material prior to distribution.

      9.3. Devote its best efforts to the performance of its obligations under this Agreement

      9.4. Make every reasonable effort and use proper means to develop the market potential for trade in Product and actively solicit the activation by End Users.

      9.5. Share in marketing, promotion and advertising costs as agreed upon with Teliphone on a case by case basis.

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            9.5.1. In the case of demonstration phones, Distributor will cover
                  100% of Teliphone's cost of the hardware required for the demonstration unit. Teliphone will pay for a free unlimited local calling only on the demonstration unit. The number of demonstration units in circulation will be determined on a case by case basis by Teliphone and Distributor.

            9.5.2. Distributor will provide Teliphone with banner advertising throughout DISTRIBUTOR's and its Re-Seller's network of web sites.

      9.6. Develop, promote and maintain with End Users, the goodwill and reputation of Teliphone and its products and services.

10. TERM AND TERMINATION

      10.1 TERM. This Agreement shall commence on the date hereinabove and remain in effect for a period of five (5) years from the effective date. This agreement shall automatically renew successive one-year terms, unless either party provides written notice to the other party not less than ninety (90) days prior to the end of the Initial Term, or end of successive renewal terms. In the case of dissolution of this contract, Distributor will be entitled to commissions on recurring revenues for as long as the Teliphone Subscriber that existed prior to the dissolution of this contract remains a client in good standing of Teliphone.

      10.2 TERMINATION BY EITHER PARTY. Either party (the "Non-Defaulting Party") may terminate this Agreement by providing at least thirty
            (30) days prior written notice to the other party (the "Defaulting Party") upon the occurrence of any of the following events:

      (a) the Defaulting Party is in default in the performance of any of its obligations under this Agreement or breaches any provision hereof and such default or breach continues after at least ten (10) following receipt of written notice of such default or breach from the Non-Defaulting Party to the Defaulting Party.

      (b) the conviction in any court of competent jurisdiction of either party or any employee, shareholder, director or officer of either party for any crime or violation of law if, such conviction is likely to adversely affect the operation or business of the other party or tend to be harmful to the goodwill or reputation of the other party.

      (c) Any conduct or practice by either party, its directors, officers, employees or shareholders, which is injurious to the goodwill or reputation of the other party.


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

      (d) Either party commits, participates or acquiesces in any fraudulent or improper actions in regards to this agreement;

11. CONFIDENTIALITY.

      11.1. "Confidential Information" means any business and technical information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation concepts, designs, documents, prototypes or samples), which is designated as "Confidential," "Proprietary" or some similar designation or is disclosed under circumstances which indicate its confidential nature. Confidential Information may also include third party confidential information. Confidential Information will not include any information which

            (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party;

            (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party;

            (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure;

            (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; or

            (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession.

      11.2. Non-use and Nondisclosure. Each party agrees not to use any Confidential Information of the other party for any purpose except to perform its obligations or exercise its rights under this Agreement. Each party agrees not to disclose any Confidential Information of the other party to third parties or to such party's employees, except to those employees or consultants of the receiving party who are required to have the information. Nothing in this Section precludes either party from disclosing the other party's Confidential Information as required by law or a legal process.

      11.3. Maintenance of Confidentiality. Each party agrees that it will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party will take at least those measures that it takes to protect its own most highly confidential information and will ensure that its employees and independent contractors who have access to Confidential Information of the other party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof. Each party will reproduce the other party's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.


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12. GENERAL AND CONCLUDING PROVISIONS

      12.1. This agreement shall ensure to the benefit of and be binding upon the parties hereto, and their respective heirs, legatees, executors, legal representatives, successors and assigns.

      12.2. This Agreement contains the entire agreement among the parties with respect to the transactions contemplated herein, and supersedes all prior negotiations, agreements and undertakings.

      12.3. This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Faxed signatures of the parties shall be valid and binding, however, the parties hereto agree to provide the original of their signature to this Agreement to each of the other parties thereafter.

      12.4. All notices in connection with this Agreement shall be in writing and either hand-delivered or mailed by registered or certified mail and shall be sent to all of the parties hereto. Any such notice shall be deemed to have been received on the earlier of the date of the hand-delivery or on the fifth (5th) business day following the date indicated on the proof of mailing. The respective addresses for such notices are:

                  Teliphone Inc
                  1080 Beaver Hall, Suite 1555
                  Montreal, Quebec H2Z 1S8
                  Attention: George Metrakos
                  Telephone (514) 313-6010
                  Fax (514) 313-6001
                  E-mail: gmetrakos@teliphone.ca

                  Distributor
                  BR Communications Inc.;
                  811 Martin, St-Amable,
                  QC, Canada J0L 1N0
                  Attention : Benoit Ratthe
                  Telephone (514) 313-3271
                  Fax (450) 649-2846
                  E-mail: bratthe1@sympatico.ca


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      12.5. This Agreement shall be construed in accordance with the laws of the
            Province of Quebec and Canada.

      12.6. This Agreement may be amended only by written agreement duly executed by all parties hereto.

      12.7. The parties shall furnish and deliver from time to time such documents, and writings as may reasonably be required as necessary or desirable to complete this Agreement and to give effect to its provisions.

      12.8. The parties agree to do and cause to be done such acts, deeds, documents and/or corporate proceedings as maybe necessary or desirable to complete this Agreement, and to give effect to its provisions.

      12.9. In the event the majority control of the shares in Teliphone is sold to a third party and or in the event that the sale of the assets of Teliphone occurs, it is understood and agreed that the rights and obligations provided for the benefit of the Distributor under this agreement shall form the subject of a specific clause under such future agreements whereby the new controlling shareholders and or the purchaser of the assets assumes all financial obligations of Teliphone as provided for herein.

            12.9.1. In the event the majority control of the shares in Teliphone is sold to a third party or in the event that the sale of assets of Teliphone occurs, Teliphone reserves the right to acquire the projected residuals of Distributor at fair market value.

      12.10. The parties hereto have requested that the present Agreement be drafted in the English language. Les parties declarent qu'ils ont requis que la presente entente soit redigee dans la langue anglaise.


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WHEREFORE THE PARTIES HERETO HAVE SIGNED WITH DATE EFFECTIVE ON THE DATE AND
PLACE FIRST MENTIONED HEREINABOVE.

TELIPHONE INC                           Distributor: BR Communications Inc.

per:                                    per:

/s/ George Metrakos                     /s/ Benoit Ratthe
-------------------------------------   ----------------------------------------
George Metrakos, President              Benoit Ratthe, President

11/28/2006                              11/28/2006
----------                              ----------
Date                                    Date


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SCHEDULE "A"

The purchase and commission structure is as follows:

Hardware:

o     Teliphone V1 wi-fi VoIP phone at a cost of $60 each

o     TeliphoneLine single port unit at a cost of $20 each

o     TeliphoneLine dual port unit at a cost of $40 each

Note- Hardware prices subject to change under conditions stipulated under section 4.2.2

In the case where DISTRIBUTOR should sell a hardware unit at the full, non-contract price, the above margins (sell price - cost) will still apply to calculate the cost.

As commission for activating new accounts with monthly unlimited rate plans, a 10$ commission will be credited to DISTRIBUTOR's account upon the activation of a $9.95/mth North America Unlimited plan. A 5$ commission will be credited to DISTRIBUTOR's account upon the activation of the line with a $4.95 Province Unlimited plan.

No commissions will be paid out on the iPCS SIM card, iPCS hardware or the iPCS security deposits.

Services:

DISTRIBUTOR will receive 25% commission on the total expenditures (monthly basic plan and unlimited long distance plans) made by the DISTRIBUTOR's activated clients. This 25% includes the re-seller portion of the commission, as decided upon by DISTRIBUTOR.

Distributor will receive 5% commission on long distance to be paid upon receipt of pre-paid $10 increments as received by active Teliphone subscribers.

DISTRIBUTOR will also acknowledge that if Teliphone services are sold to a Call Center customer, then DISTRIBUTOR's Call Center customers cannot subscribe to unlimited long distance packages and must negotiate a per minute Long Distance rate with Teliphone.

The Teliphone iPCS monthly plans, additional cellular air time minutes and cellular long distance minutes will provide a 5% commission.


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